For Period ended 05/31/02                                             All Series
File Number 811-4019

Sub-Item 77Q1(f):  Exhibits
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KPMG

        112 East Pecan, Suite 2400
        San Antonio, TX 78205-1585



July 12, 2002

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for USAA Investment Trust (the Trust) and, under the date of July 5, 2002, we reported on the separate financial statements of each of the nine funds comprising the Trust as of and for the year ended May 31, 2002. On May 29, 2002 our appointment as accountants was terminated effective upon the completion of the Trust's financial statements as of and for the year ended May 31, 2002. We have read the Trust's statements included under Item 77K of its Form N-SAR for the period ended May 31, 2002, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the decision to change accountants was recommended by the Audit Committee of the Board and that the Board engaged the independent accounting firm of Ernst & Young LLP.

Very truly yours,

KPMG LLP



                  KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.